Exhibit 28m
PRECIDIAN ETFS TRUST
12b-1 Distribution and Service Plan
WHEREAS, Precidian ETFs Trust (the “Trust”) is an open-end management investment company registered as such under the Investment Company Act of 1940, as amended (the “1940 Act”), and organized as a series trust;
WHEREAS, the Board of Trustees of the Trust (“Trustees”) desires to adopt a plan of distribution pursuant to Rule l2b-1 under the 1940 Act with respect to the shares of beneficial interest (“Shares”) of certain of the series of the Trust, which are identified in Schedule A hereof, as may be amended from time to time (“Funds”), and the Trustees have determined that there is a reasonable likelihood that adoption of this Distribution and Service Plan (the “Plan”) will benefit each Fund and holders of such Fund’s Shares; and
WHEREAS, the Trust has entered into a written Distribution Agreement with Foreside, LLC (the “Distributor”), pursuant to which the Distributor will act as the exclusive distributor with respect to the creation and distribution of aggregations of Shares as described in the Trust’s registration statement (“Creation Units”);
NOW, THEREFORE, on behalf of each Fund, the Trust hereby adopts this Plan in accordance with Rule 12b-1 under the 1940 Act on the following terms and conditions (capitalized terms not otherwise defined herein have the meanings assigned thereto in the Trust’s registration statement under the 1940 Act and under the Securities Act of 1933, as amended, as such registration statement is amended by any amendments thereto at the time in effect).
SECTION 1. The Trust has adopted this Plan to enable the Trust to directly or indirectly bear expenses relating to the distribution of the Shares of the Trust.
SECTION 2. With respect to each Fund, the Trust may pay a monthly fee up to the amount set forth in Schedule A (“Limit”) to finance any activity primarily intended to result in the sale of Creation Units of each Fund or the provision of investor services, including but not limited to (a) compensation paid to registered representatives of the Distributor and other persons that have entered into agreements with the Distributor, (b) salaries and other expenses of the Distributor or other parties relating to selling or servicing efforts, including travel, communications and the provision of sales personnel, (c) expenses of organizing and conducting sales seminars, printing of prospectuses, statements of additional information and reports for other than existing shareholders, (d) preparation and distribution of advertising materials and sales literature and other marketing and sales promotion expenses, (e) distribution and/or shareholder service assistance through financial institutions and intermediaries such as banks, savings and loan associations, insurance companies and investment counselors, broker-dealers, and the affiliates and subsidiaries of the Trust’s service providers, (f) delivering any notices of shareholder meetings and proxy statements accompanying such notices in connection with general and special meetings of interest holders of the Trust, and/or (g) ongoing services to shareholders which facilitate the continued retention of investors as shareholders of a Fund.
The Distributor may use all or any portion of the amount received pursuant to this Plan to compensate securities dealers or other persons that are Authorized Participants (“third parties”) for providing distribution assistance, including broker-dealer and shareholder support and educational and promotional services, pursuant to agreements with the Distributor, or to pay any of the expenses associated with other activities authorized under this paragraph. All expenses covered by this Plan shall be deemed incurred whether paid directly by the Distributor or by a third party to the extent reimbursed therefor by the Distributor.
Fees shall be payable by the Trust on behalf of any Fund regardless of whether such fees are greater or less than the actual expenses incurred by the Distributor or third party with respect to such Fund during the relevant period. Although the Fund is not permitted to pay any expenses in excess of the relevant Limit, such excess expenses may be reimbursed during any of the Fund’s subsequent three fiscal years, provided and to the extent that the current expenses plus the excess expenses do not exceed the Limit for that subsequent year and are approved in the manner provided in Section 3 herein.
SECTION 3. Nothing in this Plan shall operate or be construed to prohibit or limit additional compensation derived from sales charges or other sources that may be paid to the Distributor pursuant to the aforementioned Distribution Agreement. In addition, nothing in this Plan shall operate or be construed to limit the extent to which the Trust’s investment adviser or any other person, other than the Trust, may incur costs and bear expenses associated with the distribution of Shares of a Fund. It is recognized that the Trust’s investment adviser and other persons may use its advisory revenues, past profits and other resources to make payments to the Distributor with respect to any expenses incurred in connection with the distribution of Shares. Accordingly, the Trust’s investment adviser and other persons, directly or indirectly, may from time to time make payments to third parties who engage in the sale of Shares or render shareholder support or transfer agency services. If such payments are deemed to be indirect financing of an activity primarily intended to result in the sale of shares issued by a Fund within the context of Rule 12b-1 under the 1940 Act, such payments shall be deemed to be authorized by this Plan.
SECTION 4. This Plan shall not take effect with respect to any Fund until it has been approved, together with any related agreements, by votes of the majority of both (a) the Trustees and (b) the Qualified Trustees (as defined in Section 10 herein), cast in person at a meeting of the Trustees called for the purpose of voting on this Plan or such agreement.
SECTION 5. This Plan shall continue in effect for a period of more than one year after it takes effect, only for so long as such continuance is specifically approved at least annually in the manner provided in Section 4 herein for the approval of this Plan. The Distributor shall provide to the Trustees and the Trustees shall review, at least quarterly, a written report of the amounts expended pursuant to this Plan and the purposes for which such payments were made. The Trustees shall evaluate the appropriateness of the Plan on a continuing basis and, in doing so, shall consider all relevant factors, including expenses borne by the Distributor in the current year and in prior years and amounts received under the Plan.
SECTION 6. Any person authorized to direct the disposition of monies paid or payable by the Trust pursuant to this Plan or any related agreement shall provide to the Trustees, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.
SECTION 7. This Plan may be terminated at any time, without payment of any penalty, by the vote of a majority of the Qualified Trustees or by vote of a majority of the outstanding voting securities of the Shares of the Funds.
SECTION 8. All agreements with any person relating to implementation of this Plan shall be in writing, and any agreement related to this Plan shall provide (a) that such agreement may be terminated at any time, without payment of any penalty, by the vote of a majority of the Qualified Trustees or by the vote of a majority of the outstanding voting securities of the Shares of the Funds, on not more than 60 days written notice to any other party to the agreement; and (b) that such agreement shall terminate automatically in the event of its assignment.
SECTION 9. This Plan may not be amended to increase materially the amount of distribution expenses permitted pursuant to Section 2 hereof without the approval of Shareholders holding a majority of the outstanding voting securities of the Shares of the Funds, and all material amendments to this Plan shall be approved in the manner provided in Part (b) of Section 4 herein for the approval of this Plan.
SECTION 10. As used in this Plan, the term “Qualified Trustees” shall mean those Trustees of the Trust who are not interested persons of the Trust, and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it. The terms “assignment,” “interested person,” and “majority of the outstanding voting securities” shall have the respective meanings specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.
SECTION 11. While this Plan is in effect, the selection and nomination of those Trustees who are not interested persons of the Trust within the meaning of Section 2(a)(19) of the 1940 Act shall be committed to the discretion of the Trustees then in office who are not interested persons of the Trust.
SECTION 12. This Plan shall not obligate the Trust or any other party to enter into an agreement with any particular person.
SECTION 13. If any provision of the Plan shall be held or made invalid, the remainder of the Plan shall not be affected thereby.
SECTION 14. The Trust shall preserve copies of this Plan, each agreement related hereto and each report referred to in Section 6 hereof for a period of at least six years, the first two years in an easily accessible place.
Dated: May 5, 2011

SCHEDULE A
PRECIDIAN ETFS TRUST
     The following series of Precidian ETFs Trust are subject to this Plan, at the fee rates specified:

Fund	Fee (as a Percentage of Average Daily Net Assets of the Fund)*
MAXISSM Nikkei 225 Index Fund	0.25%

*	The determination of daily net assets shall be made at the close of business each day throughout the month and computed in the manner specified in the then current Prospectus for the determination of the net asset value of Creation Units. Plan payments shall be made within ten (10) days of the end of each calendar month unless otherwise agreed by the parties and approved or ratified by the Trustees.
Adopted: May 5, 2011
Amended: